UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2013

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 5, 2013, Empire Resorts, Inc. (the “Company”) issued a press release announcing the conclusion of its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, in which upon completion the Company will issue a total of 6,032,153 shares of common stock at $1.8901 per share and raise approximately $11.4 million in gross proceeds. This includes 1,383,819 shares issued to holders upon exercise of their basic subscription rights, 3,650,849 shares issued to Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, upon exercise of its basic subscription rights and 213,138 shares issued to holders upon exercise of their oversubscription rights in the Rights Offering. Kien Huat will acquire the remaining 784,347 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement, which the Company expects to finalize on or about June 11, 2013. The Company will pay Kien Huat a fee of $40,000 for the shares purchased pursuant to the standby purchase agreement and reimburse Kien Huat for its expenses related to the standby purchase agreement in an amount of $40,000 for aggregate net proceeds of approximately $8,302,963 from Kien Huat to the Company pursuant to the Rights Offering. After giving effect to the Rights Offering, Kien Huat will own approximately 62.71% of the outstanding shares of the Company’s common stock.

The Company anticipates using the net proceeds of the Rights Offering, which the Company expects to be approximately $11.1 million following the deduction of expenses relating to the Rights Offering, to fund the expenses of the Company’s new development project, which may include permitting, infrastructure and shared master planning costs and expenses, and for general working capital purposes A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated June 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2013

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Exhibit Index

99.1	Press Release, dated June 5, 2013